UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): July 24, 2007

HearUSA, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment of Material Agreement. On July 24, 2007 HearUSA, Inc. (the “Company”) entered into an Amendment to Credit Agreement with Siemens Hearing Instruments, Inc. (“Siemens”). The Company and Siemens are parties to a Second Amended and Restated Credit Agreement dated December 30, 2006 (the “Credit Agreement”), an Amended and Restated Supply Agreement dated December 30, 2006 (the “Supply Agreement”) and an Investor Rights Agreement dated December 30, 2006. Pursuant to these agreements, Siemens has extended to the Company a $50 million credit facility and the Company purchases from Siemens most of the Company’s requirements for hearing aids. The December 2006 agreements represented amendments to agreements that had been in place between the parties since 2001. In 2006 when the Credit Agreement was amended, the Company granted to Siemens the right to convert a portion of the debt into common stock at certain times and upon certain conditions. The Investor Rights Agreement provided Siemens with certain rights, including the right to have the shares of common stock underlying the debt be registered for resale.

As part of the Credit Agreement, the Company agreed to prepay a portion of the facility within 180 days of the closing date. On July 24, 2007, the parties amended that provision of the Credit Agreement to provide that such prepayment will be due on or prior to September 24, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: July 30, 2007	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: President & Chief Executive Officer

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